Exhibit 4.8

Execution Version

Equity Interest Pledge Agreement

Between

Zhao Dawu

And

Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd.

And

Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd.

In relation to Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd.

April 20, 2024

Equity Interest Pledge Agreement

This equity interest pledge agreement (“Agreement”) is made by the following parties on April 20, 2024 (“Execution Date”):

1.	Zhao Dawu (ID No.: XXXXXXXXXX) (“Pledgor”);

Contact address: Room 102, No. 8 Songgang Street, Cen Village, Changxing Avenue, Tianhe District, Guangzhou

2.

Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd., with its registered address at Room 406-175, No.1 Yichuang Street, China-Singapore Guangzhou Knowledge City, Huangpu District, Guangzhou, and its legal representative being Chen Zhiyuan (“Company”).

3.

Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd., with its registered address at Room 406-174, No.1 Yichuang Street, China-Singapore Guangzhou Knowledge City, Huangpu District, Guangzhou, and its legal representative being Zhao Dawu (“Pledgee”).

Each of the above parties is hereinafter referred to individually as a “Party”, and collectively as the “Parties”.

Whereas,

1.

On the execution date of this Agreement, the Pledgor is registered shareholder of the Company. The Pledgor holds 50% equity of the Company according to law (hereinafter referred to as the “Pledgor’s Equity”). The Pledgor’s capital contribution in the registered capital of the Company is RMB5,000,000 (SAY RMB FIVE MILLION ONLY), accounting for 50% of the shares. The basic information of the Company is shown in Exhibit 1.

2.

The Parties entered into the Power of Attorney on April 20, 2024. According to the Power of Attorney, the Pledgor irrevocably and exclusively authorized the person to be designated by the Pledgee to exercise his voting power at the Company on his half.

3.

The Pledgee, the Pledgor, and He Xiaopeng and Xia Heng entered into the Tripartite Agreement on the Comprehensive Assignment of Rights and Obligations under the Loan Agreement on April 20, 2024. According to the Agreement, the Pledgor succeeds to all the rights and obligations of He Xiaopeng and Xia Heng as the borrowers under the Loan Agreement (“Loan Agreements”) between He Xiaopeng, Xia Heng and the Pledgee on September 10, 2021.

4.

The Company and the Pledgee entered into the Exclusive Service Agreement (“Service Agreement”) on April 20, 2024. According to the Service Agreement, the Company engages the Pledgee exclusively to provide relevant services, and agrees to pay corresponding service fees to the Pledgee for such services.

5.

The Parties entered into the Exclusive Option Agreement (“Option Agreement”) on April 20, 2024. According to the Option Agreement, upon the request of the Pledgee, the Pledgor and the Company shall, subject to the PRC Laws, transfer part or whole of his Equity or part or whole of the Company’s assets to the Pledgee and/or its designated entity and/or individual according to the requirements of the Pledgee, or the Company shall reduce its capital and allow the Pledgee and/or its designated entity and/or individual to subscribe for the newly added registered capital of the Company.

6.

As the security for performance of the Contractual Obligations (as defined below) and repayment of the Secured Debts (as defined below) by the Pledgor, the Pledgor is willing to create a pledge over his Equity in favor of the Pledgee and grant the Pledgee the first-rank pledge right, and the Company agrees to such equity interest pledge arrangement.

Now, therefore, the Parties agree as follows upon consensus through negotiation:

1.	Definitions

1.1	The following terms used in this Agreement have the meanings below, unless the context requires otherwise:

“Contractual Obligations”	Means all the contractual obligations of the Pledgor under the Power of Attorney, the Loan Agreement and the Option Agreement (including but not limited to the obligation of repaying loan under the Loan Agreement); all the contractual obligations of the Company under the Power of Attorney, the Service Agreement and the Option Agreement; all the contractual obligations of the Pledgor and the Company under this Agreement.

“Secured Debts”	Means all direct, indirect or consequential losses and the loss of expected income suffered by the Pledgee from any Breaching Event (as defined below) of the Pledgor and/or the Company, the amount of which is based on (but not limited to) the reasonable business plan and profit forecast of the Pledgee, as well as all expenses incurred by the Pledgee for enforcing the Pledgor and/or the Company to perform their Contractual Obligations.

“Transaction Agreements”	Means the Power of Attorney, the Service Agreement, the Loan Agreement and the Option Agreement.

“Breaching Event”	Means the breach by any Pledgor of any of his Contractual Obligations under the Power of Attorney, the Loan Agreement, the Option Agreement and/or this Agreement, and the breach by the Company of any of its Contractual Obligations under the Power of Attorney, the Service Agreement, the Option Agreement and/or this Agreement,.

“Pledged Equity Interest”	Means the entire Equity held by the Pledgor when this Agreement becomes effective and to be pledged in favor of the Pledgee according to this Agreement as the security for the performance by the Pledgor and the Company of the Contractual Obligations, as well as the capital contribution and dividend increased according to Article 2.6 and Article 2.7 hereof.

“PRC Laws”	Means the currently valid laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding normative documents of the People’s Republic of China.

1.2

Any reference to any PRC Laws shall be reference to: (i) those laws as amended, modified, supplemented and restated, whether they become effective before or after the conclusion of this Agreement; and (ii) other decisions, notices and regulations prepared or effective under the PRC Laws.

1.3	Unless the context requires otherwise, any reference to any articles, paragraphs, subparagraphs or items herein are reference to the articles, paragraphs, subparagraphs or items of this Agreement.

2.	Pledge of Equity Interest

2.1

The Pledgor hereby agrees to create a pledge in favor of the Pledgee over the Pledged Equity Interest he legally owns and has the lawful right to dispose of according to the provisions of this Agreement, as the security for performance of the Contractual Obligations and repayment of the Secured Debts by the Pledgor. The Company hereby agrees to the Pledgor’ creation of the above pledge according to the provisions of this Agreement.

2.2

The Pledgor undertakes to procure the equity interest pledge arrangement hereunder (“Pledge of Equity Interest”) to be recorded on the register of shareholders of the Company on the Execution Date. The Pledgor further undertakes to use his best efforts and take all necessary measures to promptly complete the registration of the Pledge of Equity Interest with the market regulation administration having jurisdiction over the Company after the Execution Date.

2.3

During the term of this Agreement, the Pledgee is not responsible for any decrease in the value of the Pledged Equity Interest, except for that caused by the intentional misconduct or gross negligence having direct causation with the result of the Pledgee, and the Pledgor has no right to make any claim or demand against the Pledgee.

2.4

Without breaching the above Article 2.3, if there is any possibility that the value of the Pledged Equity Interest will be significantly reduced, which is enough to harm the rights of the Pledgee, the Pledgee may auction or sell the Pledged Equity Interest on behalf of the Pledgor at any time, and reach an agreement with the Pledgor to use the proceeds from the auction or sale to prepay the Secured Debts or lodge the proceeds with the notary at the place of the Pledgee (the cost of which shall be borne by the Pledgor). In addition, at the request of the Pledgee, the Pledgor shall provide other property as security of the Secured Debts.

2.5	When any Breaching Event occurs, the Pledgee has the right to dispose of the Pledged Equity Interest according to the provisions of Article 4 hereof.

2.6

The Pledgor may increase the capital of the Company only with prior consent of the Pledgee. Any additional capital contribution of the Pledgor made to the registered capital of the Company due to capital increase of the Company shall be part of the Pledge Equity. The Pledgor shall complete the pledge registration of the Equity corresponding to such additional capital contribution with the market regulation administration having jurisdiction over the Company.

2.7

The Pledgor may receive dividend or bonus in respect of the Pledged Equity Interest only with prior consent of the Pledgee. The dividend or bonus received by the Pledgor in respect of the Pledged Equity Interest shall be deposited into the account designated by the Pledgee, supervised by the Pledgee, and used first for repayment of the Secured Debts.

2.8	The Pledgee has the right to dispose of any Pledged Equity Interest of the Pledgor according to the provisions of this Agreement after any Breaching Event occurs.

3.	Release of Pledge

3.1

After the Pledgor and the Company fully and completely perform all Contractual Obligations and repay all Secured Debts, the Pledgee shall, at the request of the Pledgor, release the Pledge of Equity Interest hereunder, and cooperate with the Pledgor to cancel the registration of the Pledge of Equity Interest on the register of shareholders of the Company and with the competent market regulation administration. The reasonable cost for the release of the Pledge of Equity Interest shall be borne by the Pledgee.

4.	Disposal of the Pledged Equity Interest

4.1

The Parties hereby agree that if any Breaching Event occurs the Pledgee has the right to all remedial rights and powers it enjoys under the PRC Laws, the Transaction Agreements and this Agreement after giving a written notice to the Pledgor, including but not limited to auctioning or selling the Pledged Equity Interest and receiving payment from the proceeds in the first place.

The Pledgee shall not be liable for any loss caused by its reasonable exercise of such rights and powers.

The Pledgor further acknowledges and agrees that his breach of Article 9 hereof shall constitute a material breach of this Agreement. The Company further acknowledges and agrees that its breach of Article 10 hereof shall constitute a material breach of this Agreement.

4.2	The Pledgee has the right to appoint in writing its lawyer or other agent to exercise any or all of the above rights and powers, to which the Pledgor or the Company shall not raise any objection.

4.3	The Pledgee has the right to deduct any reasonable cost incurred in its exercise of any or all of the above rights and powers from any amount it obtains from such exercise.

4.4	The amount obtained by the Pledgee from exercise of the above rights and powers shall be distributed:

First, for payment of disposal of the Pledged Equity Interest and all costs incurred by the Pledgee for exercise of its rights and powers (including paying the remuneration of its lawyer and agent);

Second, for payment of the taxes on the disposal of the Pledged Equity Interest; and

Third, for repayment of the Secured Debts to the Pledgee.

If there is any remaining amount after the above distribution, the Pledgee shall return such remaining amount to the Pledgor or other person entitled to such amount according to relevant laws and regulations, or lodge such amount with the notary at the lace of the Pledgee (the cost of which shall be borne by the Pledgee).

4.5

The Pledgee has the right to exercise its remedies for breach of contract at the same time or successively. The Pledgee is not required to exercise other remedies first before exercising the right hereunder to auction or sell the Pledged Equity Interest.

5.	Costs and Expenses

5.1

The Parties shall respectively bear all costs and expenses incurred relating to the creation of the Pledge of Equity Interest hereunder, including but not limited to the stamp duty, any other taxes and all legal costs.

6.	Continuing Security and No Waiver

6.1

The Pledge of Equity Interest created hereunder is a continuing security, and is valid until the Contractual Obligations are fully performed or the Secured Debts are fully repaid, whichever is later. No waiver or grace by the Pledgee of any breach of the Pledgor, or any delay of the Pledgee in exercising its right under the Transaction Agreements and this Agreement, shall affect the Pledgee’s right under this Agreement, relevant PRC Laws and the Transaction Agreements to request the Pledgor to strictly perform the Transaction Agreements and this Agreement at any time, or any right enjoyed by the Pledgee due to any subsequent breach by the Pledgor of the Transaction Agreements and/or this Agreement.

7.	Representations and Warranties of the Pledgor

The Pledgor represents and warrants to the Pledgee that

7.1

He is a natural person of full capacity for civil acts according to the PRC Laws, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued independently.

7.2

All reports, documents and information provided by them before effectiveness of this Agreement with respect to the Pledgor and all matters required by this Agreement are true, correct, complete and not misleading in all material respects when this Agreement becomes effective.

7.3

All reports, documents and information provided by them after effectiveness of this Agreement with respect to the Pledgor and all matters required by this Agreement are true and valid in all material respects when they are provided.

7.4

When this Agreement becomes effective, the Pledgor is the sole legal owner of the Pledged Equity Interest and there is not any pending or potential dispute over the title to the Pledged Equity Interest or any third party’s claim. The Pledgor has the right to dispose of the Pledged Equity Interest or any part thereof.

7.5

Except for the security interest created over the Pledged Equity Interest under this Agreement or any right created under the Transaction Agreements, there is not any other security interest, any third party’s interest and other restrictions over the Pledged Equity Interest.

7.6

The Pledged Equity Interest may be pledged and transferred legally, and the Pledgor has full right and power to pledge the Pledged Equity Interest in favor of the Pledgee according to the provisions hereof.

7.7	This Agreement shall constitute legal, valid and binding obligations of the Pledgor after the Pledgor properly signs it.

7.8

Except for the equity interest pledge registration with the competent market regulation administration, any consent, permission, waiver or authorization of any third party or the approval, permit, waiver, registration or filing (if required by law) of any government authority required by execution and performance of this Agreement and the Pledge of Equity Interest under this Agreement have been obtained or completed, and shall remain fully valid during the term of this Agreement.

7.9

The execution and performance by the Pledgor of this Agreement shall not violate or contradict to any law applicable to him, any agreement to which he is a party or by which he is bound, or any court’s decision, arbitrator’s award, or any administrative authority’s decision.

7.10	The pledge hereunder constitutes the firs-rank security interest over the Pledged Equity Interest.

7.11	All taxes and fees payable on the Pledged Equity Interest have been fully paid by the Pledgor.

7.12

There is no pending or, to the knowledge of the Pledgor, threatened litigation, legal proceeding or claim at any court, arbitral tribunal or government or administrative authority against the Pledgor or his property or the Pledged Equity Interest that will have material or adverse effect on the Pledgor’ economic condition or his ability to perform the obligations or the security liabilities hereunder.

7.13

The Pledgor hereby warrants to the Pledgee that the above representations and warranties are true and correct and will be fully complied with before the Contractual Obligations are fully performed or the Secured Debts are fully repaid.

8.	Representations and Warranties of the Company

The Company represents and warrants to the Pledgee that

8.1

The Company is a limited liability company duly established and validly existing under the PRC Laws who has separate legal personality, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued independently.

8.2

All reports, documents and information provided by the Company before effectiveness of this Agreement with respect to the Pledged Equity Interest and all matters required by this Agreement are true, correct, complete and not misleading in all material respects when this Agreement becomes effective.

8.3

All reports, documents and information provided by the Company after effectiveness of this Agreement with respect to the Pledged Equity Interest and all matters required by this Agreement are true and valid in all material respects when they are provided.

8.4	This Agreement shall constitute legal, valid and binding obligations of the Company after the Company properly signs it.

8.5

It has full internal corporate power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereunder and to be executed, and has full power and authority to complete the transaction contemplated hereunder.

8.6

There is no pending or, to the knowledge of the Company, threatened litigation, legal proceeding or claim at any court, arbitral tribunal or government or administrative authority against the Pledged Equity Interest or the Company or its assets that will have material or adverse effect on the Company’s economic conditions or the Pledgor’ ability to perform the obligations or the security liabilities hereunder.

8.7	The Company hereby agrees to be jointly and severally liable for the representations and warranties made by the Pledgor under Articles 7.4, 7.5, 7.6, 7.8, and 7.10 hereof.

8.8

The Company hereby warrants to the Pledgee that the above representations and warranties are true and correct and will be fully complied with before the Contractual Obligations are fully performed or the Secured Debts are fully repaid.

9.	Undertakings of the Pledgor

The Pledgor hereby agrees and irrevocably undertakes to the Pledgee as follows:

9.1

Without the prior written consent of the Pledgee, the Pledgor will not create or permit the creation of any new pledge or other security interest over the Pledged Equity Interest, and any pledge or other security interest created over part or whole of the Pledged Equity Interest without the prior written consent of the Pledgee shall be void.

9.2

Without prior written notice to and prior written consent of the Pledgee, (i) the Pledgor will not transfer or otherwise dispose of the Pledged Equity Interest, or request the Company to reduce its capital, and any such acts taken by the Pledgor without prior consent of the Pledgee shall be void; (ii) the Pledgor will not assist or permit other existing shareholder (if applicable) to take the above acts without the prior written consent of the Pledgee. The proceeds of the transfer or other disposal of the Pledged Equity Interest by the Pledgor shall be first used to repay the Secured Debts to the Pledgee or lodged with the third person agreed with the Pledgee.

9.3

When any legal action, arbitration or other claim occurs and may have adverse effect on the interest of the Pledgor or the Pledgee under the Transaction Agreements and this Agreement or the Pledged Equity Interest, the Pledgor undertakes to promptly and timely notify the Pledgee in writing, and, at the reasonable request of the Pledgee, take all necessary actions to ensure the Pledgee’s pledge interest in the Pledged Equity Interest.

9.4

The Pledgor undertakes to complete the registration of extending the Company’s business period three (3) months before the Company’s business period expires, to ensure the validity of this Agreement to continue.

9.5	The Pledgor will not take or permit any acts or behaviors that may have adverse effect on the Pledgee’s interest under the Transaction Agreements and this Agreement or the Pledged Equity Interest.

9.6

After execution of this Agreement, the Pledgor shall use his best efforts and take all necessary actions to promptly complete the pledge registration of the Pledge of Equity Interest hereunder with relevant market regulation administration, and the Pledgor undertakes to take all necessary actions and sign all necessary documents (including but not limited to any supplemental agreement to this Agreement) at the reasonable request of the Pledgee, to ensure that the Pledgee may exercise and realize its pledge interest in the Pledged Equity Interest and relevant rights.

9.7	If the exercise of the pledge hereunder causes transfer of the Pledged Equity Interest, the Pledgor undertakes to take all actions to realize such transfer.

9.8

Where a shareholders’ decision is made or a meeting of the shareholders or board of directors of the Company is convened to execute this Agreement or create or exercise the pledge hereunder, the Pledgor shall ensure the decision or the convening procedure, voting method and content of the meeting shall not violate any laws, administrative regulations of articles of association of the Company.

9.9

The Pledgor will immediately, without any delay, notify the Pledgee of any circumstance that the Pledged Equity Interest held by them may be transferred to any third party other than the Pledgee or its designated individual or entity due to any applicable PRC Laws, the decision or award of any court or arbitrator, or any other reasons, once he knows or should have known such circumstance.

10.	Undertakings of the Company

The Company hereby agrees and irrevocably undertakes to the Pledgee as follows:

10.1

If the execution and performance of this Agreement and the Pledge of Equity Interest hereunder are subject to any consent, permission, waiver or authorization of any third party or the approval, permit, waiver, registration or filing (if required by law) of any government authority, it will use its best effort to assist to obtain the same and maintain the same fully valid during the term of this Agreement.

10.2	Without the prior written consent of the Pledgee, the Company will not assist or permit the Pledgor to create any new pledge or other security interest over the Pledged Equity Interest.

10.3	Without the prior written consent of the Pledgee, the Company will not assist or permit the Pledgor to transfer or otherwise dispose of the Pledged Equity Interest.

10.4

When any legal action, arbitration or other claim occurs and may have adverse effect on the Company, the Pledged Equity Interest, or the interest of the Pledgee under the Transaction Agreements and this Agreement, the Company undertakes to promptly and timely notify the Pledgee in writing, and, at the reasonable request of the Pledgee, take all necessary actions to ensure the Pledgee’s pledge interest in the Pledged Equity Interest.

10.5

The Company undertakes to complete the registration of extending the Company’s business period three (3) months before the Company’s business period expires, to ensure the validity of this Agreement to continue.

10.6

The Company will not take or permit actions, behaviors or inactions that may have adverse effect on the interest of the Pledgee under the Transaction Agreements and this Agreement or the Pledged Equity Interest.

10.7

The Company will provide the Pledgee with the financial statements of the previous calendar quarter, including but not limited to the balance sheet, the income statement and the cash flow statement, within the first month of every calendar quarter.

10.8

The Company undertakes to take all necessary actions and sign all necessary documents (including but not limited to any supplemental agreement to this Agreement) at the reasonable request of the Pledgee, to ensure that the Pledgee may exercise and realize its pledge interest in the Pledged Equity Interest and relevant rights.

10.9

In the event of any transfer of the Pledged Equity Interest resulting from the exercise of the right of pledge hereunder, the Company warrants that it shall take all the necessary actions to effect such transfer.

10.10

The Company undertakes that after execution of this Agreement it will promptly assist the Pledgor to apply for the pledge registration of the Pledge of Equity Interest hereunder with relevant market regulation administration, and provide all necessary cooperation to complete the registration promptly.

10.11

The Company will immediately, without any delay, notify the Pledgee of any circumstance that the Pledged Equity Interest held by the Pledgor may be transferred to any third party other than the Pledgee or its designated individual or entity due to any applicable PRC Laws, the decision or award of any court or arbitrator, or any other reasons, once it knows or should have known such circumstance.

11.	Change of Situation

11.1

In addition to and without breaching other provisions of the Transaction Agreements and this Agreement, if the Pledgee believes that maintaining the validity of this Agreement and/or disposing the Pledged Equity Interest in the way specified in this Agreement become illegal or contradict to any laws, regulations or rules, due to the change to the interpretation or application of such laws, regulations or rules or due to the change of relevant registration procedure, the Pledgor and the Company shall immediately take any actions and/or sign any agreements or other documents pursuant to the written instruction and at the reasonable request of the Pledgee, to:

(a)	Maintain the validity of this Agreement;

(b)	Benefit the disposal of the Pledged Equity Interest in the way specified in this Agreement; and/or

(c)	Maintain or realize the security created or purported to create under this Agreement.

12.	Effectiveness and Term of the Agreement

12.1	This Agreement becomes effective when the Parties properly sign it.

12.2	This Agreement shall remain valid until the Contractual Obligations are fully performed or the Secured Debts are fully repaid, whichever is later.

13.	Notice

13.1	Any notice, request, demand or other communication required by or made under this Agreement shall be in writing and sent to relevant Parties.

13.2

Where the above notice or other communication is sent by fax or email, it will be deemed delivered when it is sent. Where the above notice or other communication is sent by personal delivery, it will be deemed delivered when it is submitted in person. Where the above notice or other communication is sent by mail, it will be deemed delivered two (2) days after it is posted.

14.	Miscellaneous

14.1

The Pledgor and the Company agree that after the Pledgee may transfer its rights and/or obligations to any third party after giving notices to the Pledgor and the Company. However, the Pledgor or the Company shall not transfer any right, obligation or liability hereunder to any third party, without the prior written consent of the Pledgee.

14.2

The amount of the Secured Debts confirmed by the Pledgee when it exercises the pledge right to the Pledged Equity Interest according to the provisions hereof shall be the conclusive evidence of the Secured Debts hereunder.

14.3

This Agreement is written in Chinese. This Agreement is made in five (5) counterparts, with the Company holding one (1) counterpart, one (1) counterpart filed with the government authority for approval/registration, and the remaining counterparts maintained by the Pledgee.

14.4	The conclusion, validity, interpretation and dispute resolution of this Agreement shall be governed by the PRC Laws.

14.5	Dispute Resolution

(a)

Any dispute arising from or relating to this Agreement shall be resolved first through the friendly negotiation between the Parties. If negotiation fails, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration according to the arbitration rules of the Commission effective at the time of submission. The arbitration will be carried out in Shenzhen. The arbitration award is final and binding upon relevant Parties. Unless the arbitration award decides otherwise, the arbitration cost shall be borne by the losing Party. The losing Party shall further reimburse the winning Party’s attorney fee and other expenses.

(b)	During the period of dispute resolution, the Parties shall continue to perform other provisions of this Agreement except for the disputed matter.

(c)

The Parties hereby specifically acknowledge and undertake that, subject to the laws of China, the arbitrators shall have the right to make an appropriate award according to the actual situation to provide Party B with appropriate legal remedies, including but not limited to restricting Party A’s business operation, restricting and/or disposing of Party A’s equity or assets (including land) (including but not limited to using the same as compensation), prohibiting the transfer or disposal or making other relevant remedies, and liquidating Party A, etc. The Parties shall implement such award.

(d)

The Parties hereby specifically acknowledge and undertake that, subject to the laws of China, as property preservation or enforcement measures, at the request of one Party to the dispute, the court with jurisdiction shall have the right to make a ruling or judgment before the arbitration tribunal is formed or under other appropriate circumstances permitted by law to provide provisional reliefs to the Party, such as making detaining or freezing judgment or ruling on the property of the defaulting party or the equity of the company. Such rights of the Party and the judgment or ruling made by the court thereon shall not affect the validity of the above arbitration clause agreed upon by the Parties.

(e)	After the arbitration award comes into effect, either Party shall have the right to apply to the court with jurisdiction to enforce the arbitration award.

(f)

The Parties agree that the competent court at the place where (1) Hong Kong Special Administrative Region; (2) the place of registration of XPeng Inc.; (3) the place of registration of Party A (i.e. Guangzhou); and (4) the major assets of XPeng Inc. or Party A are located shall be deemed the court with jurisdiction for the purposes of this Article.

14.6

Any rights, powers and remedies granted to either Party under any provision of this Agreement shall not preclude any other rights, powers or remedies granted to the Party under laws or other provisions hereof. No exercise by either Party of its rights, powers or remedies will preclude the exercise by the Party of other rights, powers or remedies.

14.7

No failure or delay to exercise by either Party of its rights, powers or remedies under this Agreement or laws (“Party’s Rights”) will constitute waiver of such rights, and no single or partial waiver of the Party’s Rights will preclude exercise by the Party of such rights in other way or of other rights.

14.8	The headings hereof are inserted for reference only, and shall not be used for or affect the interpretation of any provisions hereof.

14.9

The provisions hereof are severable and independent from other provisions. If any or several provisions hereof are decided invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions hereof shall not be affected.

14.10

If the Stock Exchange of Hong Kong Limited or other regulatory authorities propose any amendments to this Agreement, or if there are any changes related to this Agreement in the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited or related requirements, the Parties shall amend this Agreement accordingly.

14.11

This Agreement, once signed, shall supersede any other legal documents signed by the Parties with respect to the same subject matter, including the Equity Pledge Agreement dated September 10, 2021 among the the Pledgor, the Pledgee, the Company, He Xiaopeng and Xia Heng. Any amendment or supplement to this Agreement must be made in writing, and shall become effective after the Parties properly sign it, except that the Pledgee transfers its rights hereunder according to Article 14.1.

14.12

Any amendment or supplement to this Agreement must be made in writing, and shall become effective after the Parties properly sign it, except that the Pledgee transfers its rights hereunder according to Article 14.1.

14.13

This Agreement shall bind and inure to the benefit of the legal assigns and successors of the Parties. The successors or permitted assigns (if any) of the Pledgor and the Company shall continue to perform the obligations of the Pledgor and the Company hereunder. The Pledgor warrants to the Pledgee that he has taken all proper measures and signed all required documents so that when he goes into bankruptcy, is liquidated, or suffers other circumstance that may affect his exercise of his equity, his legal assigns, successors, creditors, liquidators, administrators, and other persons who may obtain the equity in the Company or relevant rights shall not affect or prevent performance of this Agreement. For this purpose, the Pledgor and the Company shall promptly sign all other documents and take all other actions (including but not limited to notarizing this Agreement) required by the Pledgee.

14.14

At the same time of signing this Agreement, the Pledgor shall sign a Power of Attorney (“POA”, in the form of Exhibit 2 attached hereto), authorizing the person designated by the Pledgee to sign any and all legal documents required for the Pledgee’s exercise any right hereunder on behalf of the Pledgor according to this Agreement. The POA shall be maintained by the Pledge, and if necessary, the Pledgee may submit the POA with relevant government authority at any time.

[The remainder of this page is intentionally left blank. Signature page follows.]

[Signature page of the Equity Interest Pledge Agreement]

Zhao Dawu

Signature: /s/ Zhao Dawu

[Signature page of the Equity Interest Pledge Agreement]

Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. (seal)

Legal representative: Chen Zhiyuan

Signature: /s/ Chen Zhiyuan

[Signature page of the Equity Interest Pledge Agreement]

Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd. (seal)

Legal representative: Zhao Dawu

Signature: /s/ Zhao Dawu

Exhibit 1:

Basic Information of the Company

Company name	Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd.
Registered address	Room 406-175, No.1 Yichuang Street, China-Singapore Guangzhou Knowledge City, Huangpu District, Guangzhou
Registered capital	RMB ten million
Legal representative	Chen Zhiyuan
Shareholding structure:

Shareholder	Shareholding percentage	Subscribed capital contribution (RMB)
Zhao Dawu	50%	Five million
Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd.	50%	Five million

Exhibit 2:

Power of Attorney

I, Zhao Dawu, hereby irrevocably authorize ______________ (____________), as the agent of the Company, to sign all legal documents required or desired for the exercise by Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd. of the rights under the Equity Interest Pledge Agreement entered into by me, the Company and Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. in relation to Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd..

The Principal: Zhao Dawu

Signature:

Date: April 20, 2024